Exhibit 99.1

ATI Acquires Dynamic Flowform

PITTSBURGH--(BUSINESS WIRE)--February 10, 2014--Allegheny Technologies Incorporated (NYSE:ATI) announced today that it has acquired Dynamic Flowform Corp. (“Dynamic Flowform”). Located in Billerica, MA, Dynamic Flowform uses a precision flowforming process to produce thin-walled components in net or near-net shapes across multiple alloy systems, including nickel-based alloys and superalloys, titanium and titanium alloys, zirconium alloys, and specialty and stainless alloys. Dynamic Flowform’s major markets are Aerospace and Defense, and Oil and Gas/Chemical Process Industry.

“The acquisition of Dynamic Flowform is consistent with our strategy to create value by expanding our capabilities to produce specialty materials parts and components,” said Rich Harshman, ATI’s Chairman, President and Chief Executive Officer. “Dynamic Flowform is a technology leader in the manufacture of unique parts and components using the alloy systems that are core competencies of ATI. The innovative and entrepreneurial Fonte family established Dynamic Flowform and has successfully operated and grown the business for nearly 40 years. We are pleased and proud to welcome Matt and Nick Fonte to the ATI team.

“This acquisition is expected to be immediately accretive to ATI. We have identified significant growth opportunities for Dynamic Flowform’s products, especially in the Aerospace and Oil and Gas markets. These opportunities are expected to benefit from ATI’s existing global marketing and sales capabilities, and ATI’s supply chain experience and relationships with OEMs.”

Some examples of Dynamic Flowform’s major products include: airframe and jet engine components, and oil and gas drilling and completion tools from hollows.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Materials Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $4.0 billion in 2013. ATI has approximately 9,500 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004
www.ATImetals.com